Ultra Petroleum Announces 2011 Capital Investment Program and Financial and Operational Guidance

HOUSTON, Feb. 18, 2011 /PRNewswire/ -- Ultra Petroleum Corp. (NYSE: UPL) today announced its planned capital investment program and guidance for 2011. The company's Board of Directors approved the 2011 capital program of $1.1 billion. Ultra plans to allocate its capital investments according to the table below:

2011 Capital Investment Program ($ millions)
Rockies	$ 590
Appalachia	380
Midstream	50
Land	30
Corporate	50
Total Capital Budget	$ 1,100

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The company expects to participate in approximately 229 total gross (125 net) Wyoming Lance wells in 2011, compared to 247 total gross (134 net) wells in 2010. In Pennsylvania, Ultra plans to participate in 163 gross (80 net) horizontal wells and 50 gross (25 net) vertical Marcellus wells during 2011. This compares to 2010 totals of 116 gross (72 net) horizontal wells and 61 gross (31 net) vertical wells.

"We anticipate funding our planned capital investments through a combination of internally-generated cash flow and borrowings, while maintaining our targeted debt level of two times EBITDA," commented Michael D. Watford, Chairman, President and Chief Executive Officer. "While we remain cautiously optimistic about commodity prices, we continue to evaluate the economics of our large inventory of drilling locations and are committed to prudently allocating capital to the highest-returning projects," Watford added.

First Quarter and Full-Year 2011 Production Guidance

Annual production for 2011 is expected to grow to 245 - 255 Bcfe, a 15 - 19 percent increase, as compared to record production of 213.6 Bcfe for 2010. Based on the company's guidance, approximately 85 percent of the company's production forecast will come from the Rockies and 15 percent of total company production will come from Appalachia. On an absolute basis, the company's Appalachia production is expected to grow 150 percent in 2011.

	1st Quarter	Full-Year 2011
2011 Estimated Total Production (Bcfe)	55 - 57	245 - 255

At this time, Ultra is providing a preliminary production plan for 2012 and 2013 targeting 15 percent per annum production growth at similar capital expenditure levels to 2011.

	2011	2012	2013
Estimated Total Production (Bcfe)	245 - 255	285 - 295	325 - 335

First Quarter 2011 Price Realizations and Differentials Guidance

In the first quarter of 2011, the company's realized natural gas price is expected to average 4 to 6 percent below the NYMEX price due to regional differentials, before consideration of any hedging activity. Realized pricing for condensate is expected to be about $10.00 less than the average NYMEX crude oil price.

First Quarter 2011 Expense Guidance

The following table presents the company's expected expenses per Mcfe in the first quarter of 2011 assuming a $4.19 per Mmbtu Henry Hub natural gas price and a $88.13 per Bbl NYMEX crude oil price:

Costs Per Mcfe	Q1 2011
Lease operating expenses	$ 0.22 - 0.24
Production taxes	$ 0.40 - 0.42
Gathering fees	$ 0.23 - 0.25
Transportation charges	$ 0.28 - 0.30
Depletion and depreciation	$ 1.30 - 1.32
General and administrative - total	$ 0.12 - 0.13
Interest and debt expense	$ 0.27 - 0.29
Total costs per Mcfe	$ 2.82 - 2.95

2011 Annual Income Tax Guidance

For the year, Ultra projects a 35.9 percent effective tax rate (based on adjusted net income) with approximately 2 to 3 percent of that amount expected to be currently payable.

2011 EBITDA Guidance

In the table below, the company provides various natural gas price realizations including the effects of hedging and the associated earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) projections for full-year 2011.

Commodity Price Realizations ($/Mcf)	EBITDA ($ millions)
$4.50	924 - 958
$5.00	1,006 - 1,045
$5.50	1,087 - 1,132

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming - the Pinedale and Jonah Fields and is in the ongoing exploration and early development stage in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol "UPL".  The company had 152,567,813 shares outstanding on December 31, 2010.

This release can be found at http://www.ultrapetroleum.com

This news release includes "forward-looking statements" as defined by the Securities and Exchange Commission (SEC). These forward-looking statements regarding this press release include, but are not limited to, opinions, forecasts, and projections, other than statements of historical fact. Although the company believes that these expectations are obtainable based on reasonable assumptions, it can give no assurance that such assumptions will prove to be correct. Important factors that may cause actual results to differ from these forward-looking statements, include, but are not limited to, increased competition; the timing and extent of changes in prices for crude oil and natural gas, the timing and extent of its success in discovering, developing, producing and estimating reserves; the effects of weather and government regulation; the availability of oil field personnel and services, drilling rigs and other equipment; and other risks detailed in the company's SEC filings, particularly in its Annual Report on Form 10-K available from Ultra Petroleum Corp. at 363 North Sam Houston Parkway E., Suite 1200, Houston, TX 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or from the SEC's website at www.sec.gov.

CONTACT:  Kelly L. Whitley, Director Investor Relations, +1-281-876-0120, ext. 302, info@ultrapetroleum.com, or Julie E. Danvers, Investor Relations Analyst, +1-281-876-0120, ext. 304, both of Ultra Petroleum Corp.